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                                                                      Exhibit 11

                 STATEMENT ON COMPUTATION OF EARNINGS PER SHARE
          (dollars and shares in thousands, except per share amounts)


                                       January 31, February 1,  June 29,    July 1,
                                          1998        1997        1996       1995
                                       ----------  ----------  ---------- ----------
                                       (52 weeks)  (31 weeks)  (52 weeks) (52 weeks)
Weighted average common shares
  outstanding during the year                  33          33          33         33

Effect of dilutive stock options,
  net of shares assumed
  repurchased at average market
  price                                       --          --           --        --
                                         ---------    ---------   ----------  ------

Weighted average common share and
  common share equivalents                     33          33          33         33
                                         ========    ========    ========   ========

Net Income                               $  3,704    $ 10,455    $ 18,703   $ 19,526
                                         ========    ========    ========   ========


Earnings per share:
Net income                               $ 111.12    $ 313.65    $ 561.09   $ 585.78
                                         ========    ========    ========   ========





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